Exhibit 99.1

Knology Reports Continued Growth in Second Quarter 2008

WEST POINT, Ga.--(BUSINESS WIRE)--Knology, Inc. (NASDAQ:KNOL):

Second Quarter Highlights:

  Revenue increased to $102.1 million for the second quarter 2008, representing an 11.5% increase compared to the same period one year ago.
  EBITDA, as adjusted, increased to $33.5 million for the second quarter 2008, representing an increase of 17.6% compared to the same period in 2007.
  Free cash flow, defined as EBITDA, as adjusted, less capital expenditures and cash interest, reached $9.5 million, or a 9.3% yield, representing a 21.8% increase in free cash flow compared with the prior quarter and positions the business to deliver a double-digit free cash flow yield for the year.
  Business connections past the 100,000 threshold, ending the quarter at 102,163, representing 21% growth from June 30, 2007. Added 3,474 business connections during the quarter, including growth in all three products.
  Average monthly connection ARPU increased to $50.91 compared to $48.90 in the same period one year ago and $50.36 in the previous quarter.
  Average monthly connection churn improved 400 basis points to 2.7% in the second quarter compared to 3.1% in the same period one year ago.

Knology, Inc. (NASDAQ:KNOL) today reported financial and operating results for the second quarter ended June 30, 2008. Total revenue for the second quarter of 2008 was $102.1 million compared to revenue of $101.3 million for the previous quarter and $91.6 million for the same period one year ago. Knology reported EBITDA, as adjusted, of $33.5 million for the second quarter of 2008. EBITDA, as adjusted, was $33.2 million in the previous quarter and $28.5 million in the second quarter of 2007.

Knology reported a net loss attributable to common stockholders for the second quarter of 2008 of $4.0 million or $(0.11) per share, compared with a net loss of $3.2 million, or $(0.09) per share for the previous quarter and $33.0 million, or $(0.94) per share for the second quarter of 2007. The net loss in the second quarter of 2007 included a one-time, non-operating charge for the early extinguishment of debt related to the payoff of the first and second lien term loans prior to maturity in connection with the financing of the PrairieWave acquisition. The net loss in the second quarter of 2007 also included income from discontinued operations related to the PrairieWave directory business that was sold in early September 2007. Excluding the non-operating loss on extinguishment of debt and the income from discontinued operations, the net loss for the second quarter of 2007 was $6.0 million, or $(0.17) per share.

The revenue and EBITDA, as adjusted, reported for the second quarter of 2008 include the results of the January 2008 Graceba acquisition. As this acquisition was closed subsequent to June 30, 2007, the second quarter 2007 results do not include the results of the transaction.

Total connections decreased 5,462 for the second quarter of 2008 ending at 666,011 as of quarter end. Average monthly revenue per connection increased to $50.91, compared to $48.90 for the second quarter of 2007 and $50.36 in the previous quarter. Average monthly connection churn was 2.7%, compared to churn of 3.1% for the same period one year ago and 2.4% in the previous quarter.

“We continue to grow the business on all key financial metrics and maintain a positive outlook for the coming periods. Our residential connection results for the second quarter reflected some softness due primarily to the traditionally weak seasonal activity during this period, as well as our decision to defer any significant investment in promotional campaigns during the quarter until we were able to evaluate the success of previous promotions that recently expired,” said Rodger L. Johnson, Chairman of the Board and Chief Executive Officer of Knology, Inc. “We continue to benefit from solid growth in the higher margin, low-churn business customer segment and are confident in our ability to remain successful in this environment as we role out new solutions to serve the enterprise customer.”

M. Todd Holt, President of Knology, Inc., added, “We will maintain our focus on adding shareholder value by taking care of our customers and by growing the business in a profitable manner, with an emphasis on delivering healthy EBITDA and free cash flow results. We are pleased with the strength of the balance sheet from a liquidity and leverage perspective and believe the business is well positioned to deliver continued growth and achieve a double-digit free cash flow yield for calendar 2008.”

Second Quarter Key Operating Metrics

	Q2 2008	Q2 2007	% Change vs. Q2 2007
Marketable Homes Passed	915,313	883,401	3.6%

Connections
Video	230,086	224,766	2.4%

Voice
On-Net	238,431	226,035	5.5%
Off-Net	5,936	6,077	(2.3)%
Total Telephone	244,367	232,112	5.3%

Data
High Speed Data	189,171	166,429	13.7%
Dial-Up	2,387	3,545	(32.7)%
Total Data	191,558	169,974	12.7%

Total On-Net Connections	657,688	617,230	6.6%
Total Connections	666,011	626,852	6.2%

Residential Connections	563,848	542,443	3.9%
Business Connections	102,163	84,409	21.0%

Average Monthly Revenue
Per Connection	$50.91	$48.90
Average Monthly Connection
Churn	2.7%	3.1%

For full descriptions of the above metrics, please refer to Non-GAAP Financial and Operating Measures later in this release.

Conference Call and Replay

Knology has scheduled a conference call to discuss the results of the second quarter 2008, which will be broadcast live over the Internet, on Monday, August 11, 2008, at 10:00 a.m. Eastern Time. Investors, analysts and the general public will have the opportunity to listen to the conference call free over the Internet by visiting Knology’s Web site at www.knology.com or www.earnings.com. An audio archive will be available on Knology’s website at www.knology.com or www.earnings.com for approximately seven days. Also, two hours after the conclusion of the call, a telephonic replay will be available through midnight on Monday, August 18, by dialing 719-457-0820. You will need to refer to Confirmation I.D. # 8346298.

About Knology

Knology Inc., headquartered in West Point, Georgia, is a leading provider of interactive communications and entertainment services in the Southeast and in the South Dakota region. Knology serves both residential and business customers with one of the most technologically advanced broadband networks in the country. Innovative offerings include over 200 channels of digital cable TV, local and long distance digital telephone service with the latest enhanced voice messaging features, and high-speed Internet access, which enables consumers to quickly download video, audio and graphic files using a cable modem. Knology’s fiber-based business products include iPlex, which delivers Ethernet connections to an IP-PBX using Session Initiated Protocol (SIP) technology, Passive Optical Network (PON), which supplies IP architecture with segmented voice and data bandwidth, and Managed Integrated Network Solutions (MATRIX), an integrated IP-based technology which converges data and voice. For more information, please visit www.knology.com.

Information about Forward-Looking Statements

This press release includes “forward-looking” statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995, that are subject to future events, risks and uncertainties that could cause our actual results to differ materially from those expressed or implied. In addition, our revenues and earnings and our ability to achieve our planned business objectives are subject to a number of factors that make estimates of future operating results uncertain, including, without limitation, (1) that we will not retain or grow our customer base, (2) that we will fail to be competitive with existing and new competitors, (3) that we will not adequately respond to technological developments that impact our industry and markets, (4) that needed financing will not be available to us if and as needed, (5) that a significant change in the growth rate of the overall U.S. economy will occur such that there is a material impact on consumer and corporate spending, (6) that we will not be able to complete future acquisitions, that we may have difficulties integrating acquired businesses, or that the cost of such integration will be greater than we expect, and (7) that some other unforeseen difficulties occur, as well as those risks set forth in our Annual Report on Form 10-K for the year ended December 31, 2007, and our other filings with the SEC. This list is intended to identify only certain of the principal factors that could cause actual results to differ materially from those described in the forward-looking statements included herein. Investors are cautioned not to place undue reliance on these forward-looking statements. Forward-looking statements relating to expectations about future results or events are based upon information available to us as of today’s date, and we do not assume any obligation to update any of these statements, except as required by law.

Definitions of Non-GAAP Financial and Operating Measures

We provide financial measures generated using generally accepted accounting principles (“GAAP”) and using adjustments to GAAP (“Non-GAAP”). These financial measures reflect conventions or standard measures of liquidity, profitability or performance commonly used by the investment community in the telecommunications industry for comparability purposes.

In this release, we use the Non-GAAP financial measures EBITDA, as adjusted, and EBITDA margin. EBITDA, as adjusted, is calculated as net loss before interest; taxes; depreciation and amortization; non-cash stock option compensation; restructuring expense; adjustment of interest rate derivative instrument; adjustment of warrants to market; loss on early extinguishment of debt; and other expenses. A reconciliation of EBITDA, as adjusted, to net loss for the three and six month periods ended June 30, 2007 and 2008 is attached to this press release. EBITDA margin is calculated as EBITDA, as adjusted, divided by total revenue for the relevant period. EBITDA, as adjusted, is an operational measure that is not calculated and presented in accordance with accounting principles generally accepted in the United States. EBITDA, as adjusted, eliminates the uneven effect on operating income of non-cash depreciation of tangible assets and amortization of certain intangible assets and, therefore, is useful to management in measuring the overall operational strength and performance of the Company. A limitation of this measure, however, is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used for generating our revenues. Management evaluates the costs of such tangible and intangible assets through other financial measures such as capital expenditures and investment spending. Another limitation of EBITDA, as adjusted, is that it does not reflect income net of interest expense, which is a significant expense because of the substantial debt we have incurred.

In this release, we also use the Non-GAAP financial measure Free Cash Flow. Free Cash Flow is calculated as EBITDA, as adjusted, less capital expenditures and less cash interest paid, net of cash interest received. A reconciliation of Free Cash Flow to net loss for the three and six months ended June 30, 2007 and 2008 is attached to this press release. The use of Free Cash Flow is important because it allows management, as well as investors and analysts to assess our ability to make additional investments and meet our debt obligations.

The other operating metrics used in this release include the following:

  Marketable Homes Passed – We report homes passed as the number of residential and business units, such as single residence homes, apartments and condominium units, passed by our broadband network and listed in our database. “Marketable homes passed” are homes passed other than those we believe are covered by exclusive arrangements with other providers of competing services.
  Total Connections - Because we deliver multiple services to our customers, we report the total number of connections for video, voice and data rather than the total number of customers. We count each video, voice or data purchase as a separate connection. For example, a single customer who purchases cable television, local telephone and Internet access services would count as three connections. We do not record the purchase of digital video services by an analog video customer as an additional connection.
  On-net/Off-net connections – All of our video connections are provided over our networks. Our voice and data connections consist of both “on-net” and “off-net” connections. On-net refers to lines provided over our networks. Off-net refers to voice or data connections provided over lines leased from third parties.
  Average Monthly Revenue Per Connection – The Average Monthly Revenue Per Connection is the total revenue for a month divided by the average number of connections for that month, expressed in dollars.
  Average Monthly Connection Churn – The Average Monthly Connection Churn is the total number of deactivated connections for a month divided by the average number of connections for that month, expressed as a percentage.

Knology, Inc.
Consolidated Statements of Operations
Unaudited
(In Thousands, Except Share and Per Share Data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Operating Revenues:
Video	$42,971	$38,290	$85,334	$69,008
Voice	34,529	31,416	69,251	52,483
Data	23,181	20,635	45,824	36,912
Other	1,441	1,212	3,049	2,170
Total Revenue	102,122	91,553	203,458	160,573

Direct costs	30,671	27,549	62,041	48,028
Selling, general and administrative expenses	40,086	36,610	77,769	66,281
Depreciation and amortization	23,798	22,015	47,660	38,721
Operating income	7,567	5,379	15,988	7,543

Interest income	163	115	394	242
Interest expense	(11,747)	(11,091)	(23,666)	(19,247)
Loss on debt extinguishment	0	(27,375)	0	(27,375)
Loss on interest rate derivative instrument	0	(303)	0	(758)
Loss on adjustment of warrants to market	0	(85)	0	(373)
Other income (expense), net	13	(2)	86	(87)
Loss from continuing operations	(4,004)	(33,362)	(7,198)	(40,055)
Income from discontinued operations	0	364	0	364
Net loss	$(4,004)	$(32,998)	$(7,198)	$(39,691)

Loss from continuing operations per share	$(0.11)	$(0.95)	$(0.20)	$(1.15)

Income from discontinued operations per share	0.00	0.01	0.00	0.01

Basic and diluted net loss per share	$(0.11)	$(0.94)	$(0.20)	$(1.14)

Weighted average shares outstanding	35,516,901	35,052,896	35,473,510	34,953,396

Knology, Inc.
Condensed Consolidated Balance Sheets
(In Thousands)

	6/30/08
ASSETS	(unaudited)	12/31/2007
Current assets:
Cash and cash equivalents	$35,852	$46,448
Restricted cash	1,784	1,459
Accounts receivable, net	30,449	30,154
Prepaid expenses and other	4,027	2,198
Total current assets	72,112	80,259

Property, plant & equipment, net	404,390	403,476
Investments	2,536	2,536
Debt issuance costs, net	9,854	11,092
Goodwill, intangible assets and other	160,812	104,074

Total assets	$649,704	$601,437

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Current portion of long term debt	$7,051	$6,162
Accounts payable	25,011	26,834
Accrued liabilities	23,719	25,865
Unearned revenue	14,434	14,588
Total current liabilities	70,215	73,449

Long term debt	605,371	549,156
Interest rate hedge instrument	17,349	13,782
Total liabilities	692,935	636,387

Common stock	356	353
Additional paid in capital	591,870	589,389
Accumulated other comprehensive loss	(17,349)	(13,782)
Accumulated deficit	(618,108)	(610,910)
Total stockholders' deficit	(43,231)	(34,950)
Total liabilities and stockholders' equity	$649,704	$601,437

Knology, Inc.
Reconciliation of EBITDA, As Adjusted and Free Cash Flow to Net Loss
(Unaudited)
(In Thousands)

	Three months ended		Six months ended
	June 30,		June 30,
	2008	2007	2008	2007

Net loss	$(4,004)	$(32,998)	$(7,198)	$(39,691)

Depreciation and amortization	23,798	22,015	47,660	38,721
Non-cash stock option compensation	1,263	537	1,836	995
Restructuring expense	908	218	1,218	218
Interest expense, net	11,584	10,976	23,272	19,005
Adjustment of interest rate derivative instrument	0	303	0	758
Adjustment of warrants to market	0	85	0	373
Loss on early extinguishment of debt	0	27,375	0	27,375
Other expense (income)	(13)	2	(86)	87
EBITDA, as adjusted	$33,536	$28,513	$66,702	$47,841
Cash interest paid, net	(10,927)	(3,282)	(21,997)	(14,812)
Capital expenditures	(13,086)	(11,948)	(27,361)	(20,476)
Free cash flow	$9,523	$13,283	$17,344	$12,553

CONTACT:
Knology, Inc.
M. Todd Holt, 706-645-8752
todd.holt@knology.com